EXHIBIT 99.1

CB FINANCIAL CORPORATION
3710 NASH STREET NORTH
WILSON, NORTH CAROLINA

PRESS RELEASE

Contact:	Norman B. Osborn
President and Chief Executive Officer
(252) 243-5588

CB FINANCIAL CORPORATION ANNOUNCES SHAREHOLDERS OVERWHELMINGLY APPROVE NEW SERIES A AND B PREFERRED STOCK AND SHARE CONVERSION

WILSON, N.C. - February 27, 2008 - The Board of Directors of CB Financial Corporation (OTC: SSFC) announces that the Company’s shareholders overwhelmingly approved six amendments to the Company’s Articles of Incorporation at a special meeting of the shareholders on February 26, 2008. The amendments provide for the following: (i) the authorization of 1,000,000 shares of a new Series A Preferred Stock, (ii) the authorization of 500,000 of a new Series B Preferred Stock, (iii) a 1-for-132 reverse stock split of the Company’s common stock with a cash payout for fractional shares resulting from the reverse split (the “Reverse Stock Split”), (iv) a 132-for-1 forward stock split to be effective following the Reverse Stock Split (the “Forward Stock Split”), (v) the conversion of all outstanding shares of common stock held by record shareholders owning fewer than 264 shares following the Reverse Stock Split and the Forward Stock Split to a new class of Series B Preferred Stock, and (vi) the conversion of all outstanding shares of Common Stock held by record shareholders owning 264 or more shares, but fewer than 792 shares, following the Reverse Stock Split and the Forward Stock Split to a new class of Series A Preferred Stock (the Series A and Series B conversions, collectively, are the “Conversions”). After the Reverse Stock Split, but prior to the Forward Stock Split, stockholders will receive cash in lieu of any fractional shares equal to $20.00 for each pre-split share.

The Company is filing Articles of Amendment with the North Carolina Secretary of State which provide that the Conversions will be effective at 7:00 a.m. Eastern Time on February 29, 2008 (“Effective Date”). A letter will be mailed to those shareholders who, according to the Company’s stock record books, are to receive cash for fractional shares resulting from the Reverse Stock Split, or who are otherwise affected by the Conversions. The Conversions will not affect the shares of any shareholder who holds any number of common stock shares in their broker’s name—they will continue to own their shares of the Company’s common stock after the Conversions.

If, after the Conversions, the Company has fewer than 300 stockholders of record, the Company intends to terminate the registration of its common stock under the Securities and Exchange Act of 1934, as amended, and become a non-reporting company. If that occurs, the Company will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-KSB and quarterly reports on Form 10-QSB, and it will no longer be subject to the SEC’s proxy rules.

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